EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Reports Annual and Fourth Quarter Results, Completes Acquisition of Cara Vita.
MENOMONEE FALLS, WISCONSIN February 27, 2008
Highlights:
•	Completed the acquisition of the operations of Cara Vita on January 1, 2008

•	Full year annual private pay census up 239 units or 4.7% over the pro forma 2006 year

•	Fourth quarter private pay census up 115 units or 2.2% over the pro forma fourth quarter of 2006

•	Achieved over 88% of fourth quarter revenue from private pay sources
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $4.1 million in the 2007 fourth quarter as compared to net income of $4.6 million in the 2006 fourth quarter. Net income in the 2006 fourth quarter before one-time charges was $5.0 million.
ALC reported net income of $17.2 million for the year ended December 31, 2007 as compared to net income and net income from continuing operations of $9.0 million and $10.5 million, respectively, in the year ended December 31, 2006. Net income and net income from continuing operations in the year ended December 31, 2006 before one-time charges were $14.9 million and $16.4 million, respectively.
In 2006, one-time charges included transaction fees of $0.4 million and $3.9 million (net of income tax benefits of $0.3 million and $0.5 million in the fourth quarter and year, respectively) for the fourth quarter and year, respectively, and a non-cash charge of $1.9 million (net of an income tax benefit of $1.2 million) in the year. Transaction fees in 2006 related to legal, audit and other professional fees associated with the separation of ALC from Extendicare Inc., now known as Extendicare Real Estate Investment Trust (TSX:EXE.UN), on November 10, 2006. The other 2006 non-cash charge related to the write-down of an impaired property identified prior to the separation.
“We have achieved an important milestone of almost 90% of our revenues being derived from private pay sources” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “We continue to be optimistic with the amount of new acquisition deal flow and are pleased with the progress of integrating the operations of Cara Vita into the ALC portfolio.”
Diluted earnings per common share for the 2007 and 2006 fourth quarters and 2007 and 2006 years were as follows:

	Quarter ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Diluted earnings per common share from continuing operations	$0.06	$0.07	$0.25	$0.15
Diluted earnings per common share	$0.06	$0.07	$0.25	$0.13
Pro forma diluted earnings per common share excluding one-time charges*	$0.06	$0.07	$0.25	$0.23

*	Includes pro forma adjustments for 2006. See attached tables for 2006 pro forma and non-GAAP reconciliations and calculations of weighted average basic and diluted shares.
Prior to November 10, 2006, ALC was a wholly owned subsidiary of Extendicare. The financial results reported until that time reflect the consolidated historical financial statements of the assisted living operations of Extendicare in the United States.
Certain pro forma adjustments in the quarter and year ended December 31, 2006 are necessary to reflect the ongoing operations of ALC following the November 10, 2006 separation of ALC from Extendicare Inc. These adjustments remove data related to assets and liabilities that were not transferred to ALC in connection with the separation, including: (i) three assisted living facilities (168 units) that were closed in the fourth quarter of 2006 and (ii) two free-standing assisted living facilities (141 units) and another 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare.

Pro forma income statement information for the quarter and year ended December 31, 2006 are included for informational purposes and do not purport to reflect the results of operations ALC would have achieved had ALC operated as a separate independent company in that period. The pro forma financial statements do not reflect the additional cost of being a publicly listed company nor do they remove interest expense related to the capital structure prior to the separation.
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income to adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues, and pro forma and non-GAAP reconciliation information.
As of December 31, 2007, ALC operated 208 assisted living residences representing 8,535 units. Upon completion of the acquisition of the operations of Cara Vita on January 1, 2008, ALC operates 216 assisted living residences consisting of 9,076 units.
Quarters ended December 31, 2007, September 30, 2007, December 31, 2006 and pro forma quarter ended December 31, 2006
Revenues of $56.5 million in the fourth quarter ended December 31, 2007,
•	decreased $1.4 million or 2.4% from $57.9 million in the third quarter ended September 30, 2007,

•	decreased $2.1 million or 3.5% from $58.6 million in the fourth quarter ended December 31, 2006, and

•	decreased $1.6 million or 2.7% from $58.1 million in the pro forma fourth quarter ended December 31, 2006.
Adjusted EBITDA for the fourth quarter of 2007 was $12.5 million, 22.1% of revenues and
•	decreased $0.1 million or 1.0% from $12.6 million and increased from 21.8% of revenues in the third quarter of 2007,

•	decreased $1.3 million or 9.6% from $13.8 million and 23.6% of revenues in the fourth quarter of 2006, and

•	decreased $1.3 million or 9.2% from $13.8 million and 23.7% of revenues in the pro forma fourth quarter of 2006.
Adjusted EBITDAR for the fourth quarter of 2007 was $16.0 million, 28.4% of revenues and
•	decreased $0.2 million or 1.0% from $16.2 million and increased from 28.0% of revenues in the third quarter of 2007,

•	decreased $1.5 million or 8.4% from $17.5 million and 29.9% of revenues in the fourth quarter of 2006, and

•	decreased $1.4 million or 8.1% from $17.4 million and 30.1% of revenues in the pro forma fourth quarter of 2006.
Pro forma adjustments to the fourth quarter of 2006 remove the revenue, adjusted EBITDA, and adjusted EBITDAR through November 10, 2006 associated with properties retained by Extendicare ($0.5 million, $0.1 million and $0.1 million, respectively). No pro forma adjustments were necessary in the 2007 financial information.
Fourth quarter ended December 31, 2007 compared to the third quarter ended September 30, 2007
Revenues in the fourth quarter of 2007 decreased from the third quarter of 2007 primarily due to the planned reduction in the number of units occupied by Medicaid residents ($1.2 million) and a decrease in the number of units occupied by private pay residents ($0.4 million), partially offset by higher average daily revenue as a result of rate increases ($0.2 million).
Decreased adjusted EBITDA and adjusted EBITDAR in the fourth quarter of 2007 as compared to the third quarter of 2007 resulted primarily from lower revenues as discussed above ($1.4 million) and increases in general and administrative expenses ($0.7 million), partially offset by a decrease in residence operations expenses ($1.9 million) and for EBITDA, a decrease in resident lease expense ($0.1 million). Increased general and administrative expenses primarily related to increased salaries and benefits and professional services associated with the completion of work related to compliance with Sarbanes Oxley Section 404. Decreased residence operations expenses resulted primarily from decreased payroll and benefits expense, other variable expenses associated with reduced census and favorable experience in self-insured liabilities.
Fourth quarter ended December 31, 2007 compared to the fourth quarter ended December 31, 2006
Revenues in the fourth quarter of 2007 decreased primarily due to a decrease of 935 units occupied by Medicaid residents ($5.6 million) and the absence of revenues from properties retained by Extendicare (270 units) that were included through November 10, 2006 ($0.5 million) and from the prior tenant of ALC’s corporate office ($0.4 million), partially offset by private pay rate increases ($2.9 million), higher average daily revenue as a result of an increase of 115 units occupied by private pay residents ($1.0 million), and Medicaid rate increases ($0.5 million).
Adjusted EBITDA and adjusted EBITDAR decreased in the fourth quarter of 2007 primarily due to decreased revenues discussed above ($2.1 million) and an increase in general and administrative expenses ($0.5 million) (excludes the impact of non-cash stock compensation), partially offset by a reduction in residence operations expenses ($1.1 million) and, for adjusted EBITDA, a decrease in rental expense ($0.2 million). Increased general and administrative expenses primarily related to a full quarter of public company expenses in 2007, including expenses associated with the implementation of work related to compliance with Sarbanes Oxley Section 404. Residence operations expense decreased primarily as a result of reduced census, the absence of expenses associated with properties retained by Extendicare and favorable experience in our self-insurance programs partially offset by inflationary factors.
Fourth quarter ended December 31, 2007 compared to the pro forma fourth quarter ended December 31, 2006
Revenue decreased in the fourth quarter of 2007 for the reasons discussed above in the comparison of the fourth quarter of 2007 to the fourth quarter of 2006 and because of the pro forma adjustment to revenues of $0.5 million associated with properties retained by Extendicare.
Adjusted EBITDA and adjusted EBITDAR for the fourth quarter of 2007 decreased for the reasons discussed above in the comparison of the fourth quarter of 2007 to the fourth quarter of 2006, offset by the pro forma adjustment to both adjusted EBITDA and adjusted EBITDAR of $0.1 million associated with properties retained by Extendicare.
Years ended December 31, 2007 and 2006 and pro forma year ended December 31,2006
Revenues in the year ended December 31, 2007 were $229.3 million and:
•	decreased $1.8 million or 0.8% from $231.1 in the year ended December 31, 2006 and

•	increased $2.7 million or 1.2% from $226.6 million in the pro forma year ended December 31, 2006.
Adjusted EBITDA for the year ended December 31, 2007 was $50.3 million and 21.9% of revenues and:
•	decreased $2.7 million or 5.2% from $53.0 million and 22.9% of revenues in the year ended December 31, 2006, and

•	decreased $1.9 million or 3.7% from $52.2 million and 23.0% of revenue in the pro forma year ended December 31, 2006.
Adjusted EBITDAR for the year ended December 31, 2007 was $64.6 million and 28.2% of revenues and:
•	decreased $2.7 million or 4.0% from $67.3 million and 29.1% of revenues in the year ended December 31, 2006, and

•	decreased $1.9 million or 2.9% from $66.5 million and 29.3% of revenues in the pro forma year ended December 31, 2006.
Pro forma adjustments to the year ended December 31, 2006 remove the revenue, adjusted EBITDA, and adjusted EBITDAR associated with properties retained by Extendicare ($4.5 million, $0.8 million and $0.8 million, respectively). No pro forma adjustments were necessary in the 2007 financial information.
Year ended December 31, 2007 compared to the year ended December 31, 2006
Revenues decreased in 2007 primarily from a decrease in the number of units occupied by Medicaid residents ($15.2 million), the absence of revenues associated with properties retained by Extendicare (270 units) that were included only in the 2006 period ($4.5 million), and the elimination of non-recurring revenues associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC which ended in January 2007 ($1.0 million), partially offset by private pay rate increases ($8.8 million), an increase of units occupied by private pay residents ($8.4 million), and Medicaid rate increases ($1.7 million).
Adjusted EBITDA and adjusted EBITDAR decreased primarily because of the increase in general and administrative expenses ($2.6 million) and the decline in revenues ($1.8 million) discussed above, partially offset by decreased residence operations expenses ($1.7 million). Increased general and administrative expenses were primarily associated with additional expenses from being a public company in 2007. Decreased residence operations expenses resulted from the inclusion of properties retained by Extendicare in the 2006 residence operations expense and reduced expenses associated with lower census, partially offset by inflationary factors.
Year ended December 31, 2007 compared to the pro forma year ended December 31, 2006
Revenues increased in the year ended December 31, 2007 compared to the pro forma year ended December 31, 2006 because the revenue decreases discussed above in the comparison of the year ended December 31, 2007 to the year ended December 31, 2006 were more than offset by the pro forma adjustments in 2006 to revenues of $4.5 million associated with properties retained by Extendicare.
Adjusted EBITDA and adjusted EBITDAR decreased because the revenue decreases discussed above in the comparison of the year ended December 31, 2007 to the year ended December 31, 2006 were only partially offset by pro forma adjustments in 2006 to both adjusted EBITDA and adjusted EBITDAR of $0.8 million associated with properties retained by Extendicare.
Share repurchase program
On December 14, 2006, ALC announced a share repurchase program for up to $20 million of its Class A common stock. On August 20, 2007 and December 18, 2007, ALC announced that its Board of Directors authorized increases to the stock repurchase program of $20 million and $25 million, respectively, bringing the total authorization to $65 million. In the fourth quarter of 2007, ALC repurchased 1.7 million shares of its Class A common stock at an aggregate cost of $11.5 and an average price of $6.85 per share. During 2007, ALC repurchased 4.7 million shares of its Class A common stock at an aggregate cost of $39.1 and an average price of $8.34 per share.
Acquisitions
Effective January 1, 2008, ALC completed its previously announced acquisition of the operations of BBLRG, LLC doing business as Cara Vita, consisting of eight assisted living residences and a total of 541 leased units for a purchase price of $14.4 million. The residences, five of which are located in Georgia, and one in each of South Carolina, Alabama and Florida, were 92% occupied with all private pay residents as of December 31, 2007. The lease has an initial term expiring in March 2015 with three five-year renewal options.
Expansion Plan Update
As of December 31, 2007, ALC had finished the design phase for most of the expansion units in its program to add 400 units onto existing ALC residences and is currently receiving construction bids on the additions. To date, bids have been consistent with our original guidance of $125,000 per unit. Construction is expected to be completed during the second half of 2008.
Financing Activities
As of December 31, 2007 ALC had availability of $58.0 million under its revolving credit facility.
Investor Call
ALC has scheduled a conference call for today, February 27, 2008 at 10:00 a.m. (Eastern Time) to discuss its financial results for the fourth quarter. The toll-free number for the live call is 877-764-2008, or international 612-332-1020. A taped rebroadcast will be available approximately one hour following the live call until midnight on March 27, 2008. To access the rebroadcast of the call, dial 800-475-6701, or international 320-365-3844: the access code is 909438.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,000 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,800 people.
The attached statements reflect certain reclassifications to the prior period figures to conform to the 2007 presentation.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect”, “intend”, “will”, “anticipate”, “believe”, “estimate”, “plan”, “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release in connection with forward-looking statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of political and economic influences; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(In thousands, except earnings per share)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$56,502	$58,554	$229,347	$231,148

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	36,875	37,992	151,684	153,347
General and administrative	3,584	3,001	13,073	10,857
Residence lease expense	3,556	3,702	14,310	14,291
Depreciation and amortization	4,554	4,172	17,642	16,699
Transaction costs	—	680	56	4,415
Loss on impairment of long-lived assets	—	—	—	3,080

Total operating expenses	48,569	49,547	196,765	202,689

Income from operations	7,933	9,007	32,582	28,459
Other expense:
Interest expense, net	(1,614)	(1,489)	(5,091)	(9,197)

Income from continuing operations before income taxes	6,319	7,518	27,491	19,262
Income tax expense	(2,264)	(2,919)	(10,312)	(8,727)

Net income from continuing operations	4,055	4,599	17,179	10,535
Loss from discontinued operations, net of taxes	—	(28)	—	(1,526)

Net income	$4,055	$4,571	$17,179	$9,009

Weighted average common shares:
Basic	65,875	69,338	68,172	69,326
Diluted	66,532	70,205	68,863	70,205

Per share data:
Basic earnings per common share:
Income from continuing operations	$0.06	$0.07	$0.25	$0.15
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.06	$0.07	$0.25	$0.13

Diluted earnings per common share:
Income from continuing operations	$0.06	$0.07	$0.25	$0.15
Loss from discontinued operations	—	—	—	(0.02)

Net income	$0.06	$0.07	$0.25	$0.13

Adjusted EBITDA (1)	$12,487	$13,811	$50,280	$53,021

Adjusted EBITDAR (1)	$16,043	$17,513	$64,590	$67,312

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$14,066	$19,951
Investments	4,596	5,332
Accounts receivable, less allowances of $992 and $1,086, respectively	3,746	5,395
Supplies, prepaid expenses and other current assets	6,733	8,178
Income tax receivable	—	90
Deferred income taxes	4,080	1,552

Total current assets	33,221	40,498
Property and equipment, net	395,141	374,612
Goodwill and other intangible assets, net	20,736	18,102
Restricted cash	8,943	10,947
Cash designated for acquisition	14,864	—
Other assets	3,336	3,181

Total Assets	$476,241	$447,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,800	$5,134
Accrued liabilities	17,951	18,314
Deferred revenue	6,346	1,266
Accrued income taxes	198	—
Current maturities of long-term debt	26,543	2,732
Current portion of self-insured liabilities	300	300

Total current liabilities	59,138	27,746
Accrual for self-insured liabilities	941	1,171
Long-term debt	103,176	87,904
Deferred income taxes	9,008	5,146
Other long-term liabilities	9,444	8,535

Total Liabilities	181,707	130,502

Preferred stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Series A Common Stock, par value $0.01 per share, 400,000,000 authorized, 56,131,873 and 59,501,918 issued and outstanding, respectively	561	595
Series B Common Stock, par value $0.01 per share, 75,000,000 authorized, 8,727,458 and 9,956,337 issued and outstanding, respectively	87	100
Additional paid-in capital	313,548	313,474
Accumulated other comprehensive income	103	530
Retained earnings	19,318	2,139
Treasury stock at cost, 4,691,060 and 0 shares, respectively	(39,083)	—

Total Stockholders’ Equity	294,534	316,838

Total Liabilities and Stockholders’ Equity	$476,241	$447,340

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	2007	2006
OPERATING ACTIVITIES:
Net income	$17,179	$9,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,642	16,699
Amortization of purchase accounting adjustments for:
Leases and debt	(1,076)	(527)
Below market resident leases	(39)	(1,187)
Provision for bad debts	94	214
Provision for self-insured liabilities	78	415
Payments of self-insured liabilities	(308)	(271)
Loss on impairment of long-lived assets, including impairments in discontinued operations	—	5,018
Deferred income taxes	1,334	335
Changes in assets and liabilities:
Accounts receivable	1,555	(1,258)
Supplies, prepaid expenses and other current assets	1,445	(3,274)
Accounts payable	2,666	107
Accrued liabilities	(363)	(1,167)
Deferred revenue	5,080	480
Income taxes payable/ receivable	597	(999)
Changes in other non-current assets	1,849	(7,264)
Other long-term liabilities	1,379	2,649
Current due to Extendicare	—	76

Cash provided by operating activities	49,112	19,055

INVESTING ACTIVITIES:
Payment for acquisitions	(24,444)	(4,619)
Cash designated for acquisition	(14,864)	—
Payments for new construction projects	(3,904)	(3,338)
Payments for purchases of property and equipment	(12,457)	(12,832)
Proceeds from sales of property and equipment	—	79
Cash used in investing activities	(55,669)	(20,710)

FINANCING ACTIVITIES:
Capital contributions from Extendicare	74	43,678
Purchase of treasury stock	(39,130)	—
Proceeds on borrowings on revolving credit facility	42,000	—
Repayment of interest bearing advances to Extendicare	—	(25,200)
Repayment of mortgage debt	(6,573)	(2,312)
Proceeds from mortgage debt	4,301	—
Payment of deferred financing fees	—	(999)
Cash provided by financing activities	672	15,167

(Decrease) Increase in cash and cash equivalents	(5,885)	13,512
Cash and cash equivalents, beginning of year	19,951	6,439

Cash and cash equivalents, end of year	$14,066	$19,951

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All continuing residences*

	Three months ended
	December	September	December
	31, 2007	30, 2007	31, 2006
Average Occupied Units by Payer Source
Private	5,316	5,359	5,201
Medicaid	1,032	1,221	1,967

Total	6,348	6,580	7,168

Occupancy Mix by Payer Source
Private	83.7%	81.4%	72.6%
Medicaid	16.3%	18.6%	27.4%

Percent of Revenue by Payer Source
Private	88.1%	86.2%	79.5%
Medicaid	11.9%	13.8%	20.5%

Average Revenue per Occupied Unit Day by Payer Source
Private	$101.75	$101.24	$95.87
Medicaid	$70.97	$70.86	$65.36
Combined	$96.75	$95.60	$87.48

Occupancy Percentage	74.4%	77.6%	86.4%
All continuing residences*

	Year ended
	December	December
	31, 2007	31, 2006
Average Occupied Units by Payer Source
Private	5,297	5,058
Medicaid	1,357	1,991

Total	6,654	7,049

Occupancy Mix by Payer Source
Private	79.6%	71.8%
Medicaid	20.4%	28.2%

Percent of Revenue by Payer Source
Private	85.0%	78.8%
Medicaid	15.0%	21.2%

Average Revenue per Occupied Unit Day by Payer Source
Private	$100.61	$96.01
Medicaid	$69.11	$65.77
Combined	$94.19	$87.47

Occupancy Percentage	79.1%	85.2%

*	Continuing residences in 2006 include all residences except (i) two freestanding residences and an additional 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare and (ii) residences classified in the financial statements as discontinued operations.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
Same residence basis**

	Three months ended
	December	September	December
	31, 2007	30, 2007	31, 2006
Average Occupied Units by Payer Source
Private	5,218	5,274	5,201
Medicaid	1,032	1,221	1,967

Total	6,250	6,495	7,168

Occupancy Mix by Payer Source
Private	83.5%	81.2%	72.6%
Medicaid	16.5%	18.8%	27.4%

Percent of Revenue by Payer Source
Private	87.9%	86.1%	79.5%
Medicaid	12.1%	13.9%	20.5%

Average Revenue per Occupied Unit Day by Payer Source
Private	$102.06	$101.61	$95.87
Medicaid	$70.97	$70.86	$65.36
Combined	$96.93	$95.83	$87.48

Occupancy Percentage	75.0%	78.1%	86.4%
Same residence basis**

	Year ended
	December	December
	31, 2007	31, 2006
Average Occupied Units by Payer Source
Private	5,225	5,058
Medicaid	1,357	1,991

Total	6,582	7,049

Occupancy Mix by Payer Source
Private	79.4%	71.8%
Medicaid	20.6%	28.2%

Percent of Revenue by Payer Source
Private	84.9%	78.8%
Medicaid	15.1%	21.2%

Average Revenue per Occupied Unit Day by Payer Source
Private	$100.77	$96.01
Medicaid	$69.11	$65.77
Combined	$94.24	$87.47

Occupancy Percentage	79.3%	85.2%

**	Same residence basis excludes the quarterly and full year impact of residents added from the acquisition of the 185 unit residence in Dubuque, Iowa purchased on July 20, 2007 and where applicable, the 40 unit residence in Escanaba, Michigan purchased on November 1, 2006.

Weighted Average Basic and Diluted Shares
     The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.7 million shares included in the fully diluted weighted average number of shares outstanding in both the quarter and year ended December 31, 2007. For the quarter and year ended December 31, 2006, the basic average number of shares of common stock was determined by adding the number of outstanding Subordinate Voting Shares and the number of Multiple Voting shares of Extendicare upon completion of the separation which was equal to the number of shares of Class A and Class B common stock of ALC distributed in conjunction with the separation. For purposes of determining the diluted weighted average number of shares, the Multiple Voting Shares were deemed to have been converted into Subordinated Voting Shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.9 million shares included in the diluted weighted average number of shares outstanding in both the quarter and year ended December 31, 2006.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
     We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
     The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(In thousands, unaudited)
Net income	$4,055	$4,571	$17,179	$9,009
Loss from discontinued operations, net of tax benefit	—	28	—	1,526
Provision for income taxes	2,264	2,919	10,312	8,727

Income from continuing operations before income taxes	6,319	7,518	27,491	19,262
Add:
Depreciation and amortization	4,554	4,172	17,642	16,699
Interest expense, net	1,614	1,489	5,091	9,197
Transaction costs	—	680	56	4,415
Loss on impairment of long-lived assets	—	—	—	3,080
Non-cash equity based compensation	—	(48)	—	368

Adjusted EBITDA	12,487	13,811	50,280	53,021
Add: Lease expense	3,556	3,702	14,310	14,291

Adjusted EBITDAR	$16,043	$17,513	$64,590	$67,312

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Year Ended
	December 31,		December 30,
	2007	2006	2007	2006
	(Dollars in thousands, unaudited)
Revenues	$56,502	$58,554	$229,347	$231,148

Adjusted EBITDA	$12,487	$13,811	$50,280	$53,021

Adjusted EBITDAR	$16,043	$17,513	$64,590	$67,312

Adjusted EBITDA as percent of total revenue	22.1%	23.6%	21.9%	22.9%

Adjusted EBITDAR as percent of total revenue	28.4%	29.9%	28.2%	29.1%

Assisted Living Concepts, Inc.
Pro Forma and Non-GAAP Reconciliation Information
(In thousands, except earnings per share data)
(Unaudited)

	Three Months Ended				Year Ended
	December 31, 2006				December 31, 2006
	Actual	Adjustments		Pro Forma	Actual	Adjustments		Pro Forma
Revenues	$58,554	$(489	)(A)	$58,065	$231,148	$(4,518	)(A)	$226,630

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	37,992	(436	)(A)	37,556	153,347	(3,718	)(A)	149,629
General and administrative	3,001	—		3,001	10,857	—		10,857
Residence lease expense	3,702	—		3,702	14,291	—		14,291
Depreciation and amortization	4,172	(30	)(A)	4,142	16,699	(576	)(A)	16,123
Transaction costs	680	—		680	4,415	—		4,415
Loss on impairment of long-lived assets	—	—		—	3,080	—		3,080

Total operating expenses	49,547	(466)		49,081	202,689	(4,294)		198,395

Income from operations	9,007	(23)		8,984	28,459	(224)		28,235
Other expense:
Interest expense, net	(1,489)	1	(A)	(1,488)	(9,197)	21	(A)	(9,176)

Income from continuing operations before income taxes	7,518	(22)		7,496	19,262	(203)		19,059
Income tax expense	2,919	(9	)(B)	2,910	8,727	(81	)(B)	8,646

Income from continuing operations	4,599	(13)		4,586	10,535	(122)		10,413
Loss from discontinued operations before income taxes	(28)	28		—	(1,526)	1,526		—

Net income	4,571	15		4,586	9,009	1,404		10,413
Transaction fees	680	—		680	4,415	—		4,415
Loss on impairment on long-lived assets	—	—		—	3,080	—		3,080
Income tax benefit on transaction fees and impairment of long-lived assets	(281)	—		(281)	(1,630)	—		(1,630)

Net income excluding transaction fees and impairment of long-lived assets	4,970	15		4,985	14,874	1,404		16,278

Net income from continuing operations excluding transaction fees and impairment of long-lived assets	4,998	(13)		4,985	16,400	(122)		16,278

Pro forma basic weighted average shares(C)	69,338	—		69,338	69,326	—		69,326
Pro forma diluted weighted average shares(C)	70,205	—		70,205	70,205	—		70,205
Adjusted EBITDA	$13,811	$(53)		$13,758	$53,021	$(800)		$52,221

Adjusted EBITDAR	$17,513	$(53)		$17,460	$67,312	$(800)		$66,512

Basic earnings per common share(D)	$0.07	—		$0.07	$0.24	$(0.01)		$0.23

Diluted earnings per common share (D)	$0.07	—		$0.07	$0.23	$—		0.23

See notes to unaudited pro forma consolidated financial statements below

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     (A)  To remove operations (including related depreciation and amortization) of three discontinued assisted living residences (168 units) and two free-standing Extendicare assisted living residences (141 units) and another 129 assisted living units contained within skilled nursing facilities that were not transferred to ALC. These assets and operations were included in the consolidated statements of income through November 10, 2006.
     (B)  To reflect the income tax effect of pro forma adjustments at applicable income tax rates.
     (C)  The basic weighted average shares of common stock for the three and twelve month periods ended December 31, 2006 were determined from the number of outstanding Subordinate Voting Shares of Extendicare on November 10, 2006, the separation date, which would have approximated the number of outstanding shares of Class A common stock, and the number of outstanding Multiple Voting Shares of Extendicare, which would have approximated the number of outstanding shares of Class B common stock. For purposes of determining the diluted weighted average shares, the Multiple Voting Shares were deemed to have been converted into Subordinate Voting Shares at the 1 to 1.075 conversion ratio applicable to the Class B common stock. This conversion feature resulted in an additional 0.9 million shares included in the diluted weighted average shares outstanding for both periods.
     (D) Earnings per common share represent earnings and pro forma earnings from continuing operations before the net impact of transaction fees and impairment of long-lived assets.
Pro forma adjusted EBITDA and adjusted EBITDAR
     The following tables sets forth a reconciliation of pro forma net income to pro forma adjusted EBITDA and pro forma adjusted EBITDAR (no adjustments were necessary in 2007):

	Three months ended	Year ended
	December 31, 2006	December 31, 2006
	(In thousands, unaudited)
Pro forma net income	$4,586	$10,413
Pro forma income tax expense	2,910	8,646

Pro forma income from continuing operations before income taxes	7,496	19,059
Add:
Pro forma depreciation and amortization	4,142	16,123
Pro forma interest expense, net	1,488	9,176
Pro forma transaction costs	680	4,415
Pro forma loss on impairment of long-lived assets		3,080
Non-cash equity based compensation	(48)	368

Pro forma adjusted EBITDA	13,758	52,221
Add: Pro forma lease expense	3,702	14,291

Pro forma adjusted EBITDAR	$17,460	$66,512

     The following table sets forth the calculations of pro forma adjusted EBITDA and pro forma adjusted EBITDAR as a percentage of pro forma revenues (no adjustments were necessary in 2007):

	Three months ended	Year ended
	December 31, 2006	December 31, 2006
	(Dollars in thousands, unaudited)

Pro forma revenues	$58,065	$226,630

Pro forma adjusted EBITDA	$13,758	$52,221

Pro Forma adjusted EBITDAR	$17,460	$66,512

Pro Forma adjusted EBITDA as percent of total pro forma revenue	23.7%	23.0%

Pro forma adjusted EBITDAR as percent of total pro forma revenue	30.1%	29.3%